Exhibit 99.1 NEWS RELEASE Contact: Jesse Ngoo Phone Number: 817-845-2622 Email: jesse.ngoo@fleishman.com

GLOBALSCAPE CHIEF OPERATING OFFICER PROMOTED TO PRESIDENT

Craig Robinson to continue COO role in addition to accepting new responsibilities

SAN ANTONIO, Texas - Nov. 30, 2011-GlobalSCAPE®, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions for businesses and consumers, today announced that Chief Operating Officer Craig Robinson has been promoted to company president, effective immediately. He will retain his role as COO and will continue to report directly to CEO Jim Morris.

"Having known and worked with Craig for close to 20 years, his promotion comes as little surprise to the team given his experience and background," says Morris. "The decision to expand his role reflects the confidence we all have in his ability to work across the organization as we continue to lead GlobalSCAPE's strategic growth."

Robinson joined GlobalSCAPE in 2008 after 20 years in the technology industry, including executive positions at Symantec, AXENT Technologies, and META Security Group. Before GlobalSCAPE, Robinson served as the general manager of Synteras.

"The last few years have seen GlobalSCAPE achieve significant levels of growth," says Robinson. "We have a highly capable executive team and great talent throughout the company. I look forward to continued collaboration with Jim and the whole GlobalSCAPE team as we continue to reach new heights."

About GlobalSCAPE

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE Amex: GSB) is a leading provider of software and services that enable its customers to exchange information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® software, GlobalSCAPE has been helping businesses and consumers-including 15,000 companies in more than 150 countries-facilitate cost-effective secure information exchange.  GlobalSCAPE and its managed file transfer solutions have been recognized by Gartner Group, Computerworld, Network Products Guide, and Deloitte's Technology Fast 500. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2010 calendar year, filed with the Securities and Exchange Commission on March 29, 2011.